Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements and financial statement schedule of American Axle & Manufacturing Holdings, Inc. and the effectiveness of American Axle & Manufacturing Holdings, Inc.’s internal control over financial reporting dated February 10, 2017, appearing in the Annual Report on Form 10-K of American Axle & Manufacturing Holdings, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
Detroit, Michigan
September 1, 2017